UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 27, 2011

STANDARD PARKING CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	000-50796	16-1171179
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

900 N. Michigan Avenue, Suite 1600, Chicago, Illinois	60611
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (312) 274-2000

Not Applicable
(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Pursuant to the Standard Parking Corporation Long-Term Incentive Plan dated March 1, 2004, as amended (the “Plan”), on July 1, 2008, the Company awarded certain of its named executive officers and senior officers restricted stock units (“RSUs”) pursuant to a Standard Parking Corporation Restricted Stock Unit Agreement (the “Agreement”), the form of which was filed with the Commission on July 2, 2008. These RSUs represent the right, subject to the terms, conditions and vesting schedule of the Plan and the applicable Agreement, to receive a distribution of a share of the Company’s common stock. On August 3, 2009, the Form Standard Parking Corporation Restricted Stock Unit Agreement and all outstanding Agreements were amended by the First Amendment to the Form of Standard Parking Corporation Restricted Stock Unit Agreement, the form of which was filed with the Commission on August 6, 2009. On May 27, 2011, the Form Standard Parking Corporation Restricted Stock Unit Agreement, as amended, and all outstanding Agreements, as amended, were further amended by the Second Amendment to the Form of Standard Parking Corporation Restricted Stock Unit Agreement (the “Second Amendment”).

The Second Amendment provides that if the holder’s employment is terminated (i) by the Company without “cause” or (ii) as the result of his or her resignation for “good reason,” in either event at anytime within the 24-month period following a “change in control event,” then all of the RSUs that are otherwise unvested as of the date of such termination become fully vested. The foregoing description of the material terms of the Second Amendment is qualified in its entirety by reference to the Second Amendment, which is filed herewith as Exhibit 10.1 and is incorporated herein by reference.

Item 9.01.    Financial Statements and Exhibits.

10.1	Second Amendment to Form of Standard Parking Corporation Restricted Stock Unit Agreement dated May 27, 2011.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

STANDARD PARKING CORPORATION

Date: June 2, 2011

By: /s/ G. MARC BAUMANN
G. Marc Baumann,
Chief Financial Officer

EXHIBIT INDEX

10.1        Second Amendment to Form of Standard Parking Corporation Restricted Stock Unit Agreement dated May 27, 2011.